Contact: John J. Garber
Vice President of Finance and CFO
734 414-6100

PERCEPTRON ANNOUNCES FIRST QUARTER RESULTS FOR FISCAL YEAR 2007 AND RECEIPT OF FIRST ORDER FOR COMMERCIAL PRODUCTS

Plymouth, Michigan, November 14, 2006 - Perceptron, Inc. (NASDAQ: PRCP) today announced sales of $10.7 million and a net loss of $641,000 or $0.08 per diluted share, for the first quarter ended September 30, 2006, compared with sales of $12.8 million and net income of $269,000, or $0.03 per diluted share, for the quarter ended September 30, 2005. First quarter results for fiscal 2007 included non-cash expense related to stock option grants and the Company’s employee stock purchase plan as specified by Statement of Financial Accounting Standard (SFAS) 123R that had the effect of reducing net income by $219,000, or $0.03 per diluted share, compared to reducing net income by $150,000, or $0.02 per diluted share in the first quarter of fiscal 2006.

The sales decrease of approximately $2.1 million compared to the same quarter one year ago was primarily due to the expected lower sales in North America of $4.5 million, down $1.9 million, compared to one year ago. The sales decrease in North America was expected due primarily to customer directed changes in delivery schedules that resulted in higher sales in the fourth quarter of fiscal 2006.

The gross profit margin percentage this quarter was 41.9% compared to 43.8% in the first quarter of fiscal 2006. The reduction in margin was primarily due to higher installation labor and manufacturing cost as a percent of sales due to the relatively low level of sales for the first quarter of fiscal 2007 and a reserve for royalty costs that were mitigated by the benefit from the strengthening Euro this quarter compared to the first quarter of fiscal 2006.

Selling, general, and administrative expenses were $595,000 higher in the current quarter compared to the first quarter of fiscal 2006 primarily due to personnel additions to support growth opportunities in the Far East and to support the new commercial products business initiatives, higher costs for salary and benefits, the unfavorable impact of the strengthening Euro, audit fees, and increased travel related to the implementation of our growth plans. Research and development expenses were $140,000 lower than one year ago due principally to reduced spending for engineering materials and contract services.

The Company had new order bookings during the quarter of $9.6 million, comprised of $6.3 million in North America, $2.8 million in Europe, and $500,000 in Asia, compared with new order bookings of $16.3 million in the fourth quarter of fiscal 2006 comprised of $6.0 million in North America, $10.0 million in Europe, and $300,000 in Asia, and compared to $15.0 million for the quarter ended September 30, 2005 comprised of $10.1 million in North America, $4.5 million in Europe, and $400,000 in Asia. The Company’s rate of new orders does fluctuate from quarter to quarter, and the low level of new orders this quarter was expected. The Company's backlog was $17.7 million as of September 30, 2006 compared with $18.8 million as of June 30, 2006.

Based on the number and value of projects currently being considered by our customers and customer and internal forecasts, the Company believes that the level of new orders and sales will improve significantly for the balance of fiscal 2007.

The Company also announced today the receipt of its first order for its new commercial product offering, totaling more than $850,000 from Ridge Tool. The first units of the product are expected to be delivered toward the end of the second fiscal quarter, and are expected to be available in industrial distribution and key retail centers during the third fiscal quarter.

November 14, 2006

Alfred A. Pease, Chairman, President and Chief Executive Officer, commented, "The operating loss for the first quarter reflected the expected low level of sales as we reported at the end of the last fiscal year. Selling, general, and administrative expenses were higher than one year ago in large part due to the incremental selling resources committed to achieving our growth plans in Asia and the new commercial electronic inspection products that we expect to sell during fiscal 2007. We believe that the level of new orders and correspondingly sales will improve during the balance of fiscal 2007.

Both we and Ridge Tool are very excited about our prospects for our new commercial products business, and we plan to ship the first production units before the end of the 2006 calendar year.”

Mr. Pease continued, “During the first quarter, the Company repurchased 114,800 shares of its stock at a cost of $931,765. We had $24.6 million of cash, no debt and shareholders’ equity was $53.4 million, or $6.40 per diluted share, as of September 30, 2006.”

Perceptron, Inc. will hold a conference call/webcast chaired by Alfred A. Pease, President & CEO today at 9:30 a.m. (EST). Investors can access the call at http://www.visualwebcaster.com/event.asp?id=36698 or by dialing 877 493-9121 (domestic callers) or 973 582-2750 (international callers). If you are unable to participate during the live webcast, the call will be digitally rebroadcast for seven days, beginning at 1:00 p.m. today and running until 11:59  p.m. on Tuesday, November 21, 2006. You can access the rebroadcast by dialing 877 519-4471 (domestic callers) or 973 341-3080 (international callers) and entering the passcode 8114765. A replay of the call will also be available in the “Company-News” section of the Company’s website at www.perceptron.com for approximately one year following the call.

About Perceptron
Perceptron produces non-contact metrology solutions for manufacturing process control as well as sensor and software technologies for non-contact measurement and inspection applications. Automotive and manufacturing companies throughout the world rely on Perceptron’s metrology solutions to help them manage their complex manufacturing processes to improve quality, shorten product launch times and reduce overall manufacturing costs. Perceptron also produces innovative technology products for trade professionals and consumers. Headquartered in Plymouth, Michigan, Perceptron has approximately 245 employees worldwide, with operations in the United States, Germany, France, Spain, Brazil, Japan, and Singapore. For more information, please visit www.perceptron.com.

November 14, 2006

Safe Harbor Statement
Certain statements in this press release may be "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, including the Company's expectation as to fiscal 2007 and future revenue, expenses, new order bookings, and net income levels, trends affecting its future revenue levels, and the timing of the introduction of and revenue and net income increases from new products which the Company has recently released or has not yet released and from the Company’s plans to make important new investments, largely for personnel, for newly introduced products and geographic growth opportunities in the U.S., Europe, Eastern Europe, and Asia. The Company assumes no obligation for updating any such forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements. Actual results could differ materially from those in the forward-looking statements due to a number of uncertainties in addition to those set forth in the press release, including, but not limited to, those set forth in “Item 1A - Risk Factors” of the Company’s Annual Report on Form 10-K for fiscal 2006, the dependence of the Company's revenue on a number of sizable orders from a small number of customers concentrated in the Automotive industry, particularly in the United States and Europe, the dependence of the Company’s net income levels on increasing revenues, continued pricing pressures from the Company’s customers, the timing of orders and shipments which can cause the Company to experience significant fluctuations in its quarterly and annual revenue, order bookings, backlog and operating results, timely receipt of required supplies and components which could result in delays in anticipated shipments, continued access to third party components for our ScanWorks systems, the ability of the Company to successfully compete with alternative and similar technologies, the timing, number and continuation of the Automotive industry's retooling programs, including the risk that the Company’s customers postpone new tooling programs as a result of economic conditions or otherwise, the ability of the Company to develop and introduce new products, the ability of the Company to expand into new markets in Eastern Europe and Asia, the ability of the Company to attract and retain key personnel, especially technical personnel, the quality and cost of competitive products already in existence or developed in the future, rapid or unexpected technological changes, the ability of the Company to identify and satisfy demand for the Company’s Value Added Services, the ability of the Company to identify business opportunities that fit the Company’s strategic plans, the ability to implement identified business opportunities on terms acceptable to the Company and the effect of economic conditions, particularly economic conditions in the domestic and worldwide Automotive industry, which has from time to time been subject to cyclical downturns due to the level of demand for, or supply of, the products produced by companies in this industry. The ability of the Company to develop and introduce new products, especially in markets outside of automotive, is subject to a number of uncertainties, including general product demand and market acceptance risks, the ability of the Company to resolve technical issues inherent in the development of new products and technologies, the ability of the Company to identify and satisfy market needs, the ability of the Company to identify satisfactory distribution networks, the ability of the Company to develop internally or identify externally high quality cost effective manufacturing capabilities for the products, general product development and commercialization difficulties, and the level of interest existing and potential new customers may have in new products and technologies generally. The ability of the Company to expand into new geographic markets is subject to a number of uncertainties, including the timing of customer acceptance of the Company’s products and technologies, the impact of changes in local economic conditions, the ability of the Company to attract the appropriate personnel to effectively represent, install and service the Company’s products in the market and uncertainties inherent in doing business in foreign markets, especially those that are less well developed than the Company’s traditional markets, such as the impact of fluctuations in foreign currency exchange rates, foreign government controls, policies and laws affecting foreign trade and investment, differences in the level of protection available for the Company’s intellectual property and differences in language and local business and social customs. The ability of the Company to identify and satisfy demand for the Company’s Value Added Services is subject to a number of uncertainties including that these services represent discretionary spending by customers and so tend to decline during economic downturns even if product sales do not decline. The Company's expectations regarding future bookings and revenues are projections developed by the Company based upon information from a number of sources, including, but not limited to, customer data and discussions. These projections are subject to change based upon a wide variety of factors, a number of which are discussed above. Certain of these new orders have been delayed in the past and could be delayed in the future. Because the Company's products are typically integrated into larger systems or lines, the timing of new orders is dependent on the timing of completion of the overall system or line. In addition, because the Company's products have shorter lead times than other components and are required later in the process, orders for the Company's products tend to be given later in the integration process. A significant portion of the Company’s projected revenues and net income depends upon the Company’s ability to successfully develop and introduce new products and expand into new geographic markets. Because a significant portion of the Company’s revenues are denominated in foreign currencies and are translated for financial reporting purposes into U.S. Dollars, the level of the Company’s reported net sales, operating profits and net income are affected by changes in currency exchange rates, principally between U.S. Dollars and Euros. Currency exchange rates are subject to significant fluctuations, due to a number of factors beyond the control of the Company, including general economic conditions in the United States and other countries. Because the Company’s expectations regarding future revenues, order bookings, backlog and operating results are based upon assumptions as to the levels of such currency exchange rates, actual results could differ materially from the Company’s expectations.

- Financial Tables Follow -

November 14, 2006

PERCEPTRON, INC.
SELECTED FINANCIAL DATA
(In Thousands Except Per Share Amounts)

Condensed Income Statements	Three Months Ended
	September 30,
	2006	2005
Net Sales	$10,710	$12,760
Cost of Sales	6,223	7,177
Gross Profit	4,487	5,583
Selling, General and Administrative Expense	3,887	3,292
Engineering, Research and Development Expense	1,732	1,872
Operating Income (Loss)	(1,132)	419
Interest Income, net	314	147
Foreign Currency and Other	-	48
Income (Loss) Before Income Taxes	(818)	614
Income Tax Expense (Benefit)	(177)	345
Net Income (Loss)	$(641)	$269

Earnings (Loss) Per Share
Basic	$(0.08)	$0.03
Diluted	$(0.08)	$0.03

Weighted Average Common Shares Outstanding
Basic	8,343	8,830
Diluted	8,343	9,276

Condensed Balance Sheets	September 30,	June 30,
	2006	2006
Cash and Cash Equivalents	$24,627	$25,188
Receivables, net	14,639	17,194
Inventories, net	7,896	6,433
Other Current Assets	2,424	2,002
Property and Equipment, net	7,433	7,408
Other Non-Current Assets, net	4,456	4,170
Total Assets	$61,475	$62,395

Current Liabilities	$8,054	$8,165
Shareholders' Equity	53,421	54,230
Total Liabilities and Shareholders' Equity	$61,475	$62,395